Exhibit 99.1



February 2015
Volume 9 : Issue 1
www.sdsbp.com

SOUTH DAKOTA SOYBEAN PROCESSORS



By Tom Kersting
CEO
Tom.Kersting@sdsbp.com

Strong 2014 Finish; Growth Planned for 2015

South Dakota Soybean Processors (SDSP) finished the fourth quarter with net income in excess of $10 million. This brings the 2014 annual income to $20 million (see financials on page 2). The results for 2014 mark the third year in a row SDSP has generated solid earnings. Strong product demand, especially in the soybean meal market, combined with lower natural gas and interest costs have helped create a positive economic environment.

While outside forces certainly have played an important role in SDSP's success, much of the credit belongs to our team of associates. The Operations Group has made continuous improvement to the plant during the last three years. Those improvements have resulted in higher production, increased efficiencies, and superior product quality. The marketing and administration departments were able to capitalize on market opportunities and successfully position the plant for improved margins. Finally, by deciding to reinvest in the plant, the Board of Managers has provided a facility that is well maintained and generating consistent results. We have accomplished all of this while at the same time making strides in the areas of safety and sanitation.

Positioning for growth and market diversification

On Dec. 19, SDSP purchased a processing plant located five miles east of Miller, SD. The facility, previously owned by the South Dakota Oilseed Processors, was constructed in 2007-08, began operations in the fall of 2008, and closed in the fall of 2010. The plant is set up to run soybeans but has processed sunflowers in the past. SDSP was able to purchase the assets out of bankruptcy from a group of banks.

The decision to purchase the plant was driven in part by the growing demand for GMO-free and organic products. The fact that the Miller facility is a small capacity and mechanical press plant makes it a good fit for the identity-preserved markets. While the plant will run on commodity soybeans the majority of the time, we will be looking to make runs of identity-preserved soybeans as markets develop. Operations Manager John Prohaska will provide more information about the plant itself inside these pages.

Management and marketing of the plant will be done out of Volga, and oil from the new facility will be refined at Volga. The plant, which will require a staff of 14 to 15, is scheduled to begin processing this spring.

We are excited. Not only does this purchase allow us to capture some of the expanding soybean acres in the western portion of South Dakota, but it also provides an opportunity to utilize our core competency—crushing and marketing soybean meal and oil—while tapping a new and growing market.

SOUTH DAKOTA SOYBEAN PROCESSORS

BALANCE SHEET

December 31, 2014

ASSETS	
Current assets	
Cash and cash equivalents	$ 10,743,946
Trade accounts receivable	23,107,816
Inventories	33,688,242
Other current assets	4,005,641
Total current assets	71,545,645
Property and equipment	78,583,353
Less accumulated depreciation	(39,832,461)
Total property and equipment, net	38,750,892
Other assets	
Investments in cooperatives	6,836,461
Other long-term assets	4,346
Total other assets	6,840,807
Total assets	$ 117,137,344
LIABILITIES AND MEMBERS' EQUITY	
Current liabilities	
Excess outstanding checks over bank balance	$ 4,552,153
Current maturities of long-term debt	57,246
Accounts payable	1,318,838
Accrued commodity purchases	39,747,857
Other current liabilities	3,959,993
Total current liabilities	49,636,087
Long-term liabilities	
Long-term debt, less current maturities	844,478
Deferred liabilities	51,782
Total long-term liabilities	896,260
Members' equity	66,604,997
Total liabilities and members' equity	$117,137,344

STATEMENT OF OPERATIONS

For the Year Ended December 31, 2014

Net revenues	$ 434,842,176
Cost of revenues	(412,855,361)
Gross profit	21,986,815
Administrative expenses	(4,338,147)
Operating profit	17,648,668
Other income (expense)	
Interest expense	(1,076,620)
Other non-operating income	3,492,590
Total other income (expense)	2,415,970
Net income	$ 20,064,638
Basic and diluted earnings per capital unit	$ 0.66
Weighted average number of units outstanding for calculation of basic and diluted earnings per capital unit	30,419,000

Capital Units Trading History

Period	Units Traded	Average Price
2014-Q4	26,250	2.04
2014-Q3	50,000	1.68
2014-Q2	50,000	1.62
2014-Q1	135,750	1.80

SDSP Capital Units are traded on an alternative trading system, operated by Variable Investment Advisors, Inc. (VIA). Offers to buy or sell capital units can be placed online at *www.agstocktrade.com*, or by calling VIA at 800-859-3018.

For more details regarding SDSP's Capital Units Transfer System, please visit our website at *www.sdsbp.com*, or email *memberinfo@sdsbp.com*.



Preparing for New Opportunity

By John Prohaska, Group Operations Manager, *John.Prohaska@sdsbp.com*


SOYBEAN
PROCESSORS

With the December purchase of the soybean processing plant east of Miller, SD (see Tom Kersting's article on page 1), plans are underway to have the facility ready to begin processing soybeans this spring. While there are a multitude of factors involved in the purchase of any facility, this one was not made until it was determined that the seven-year-old plant was a good value from an operational standpoint.

Let's start with the basics. The Miller plant is a very nice, clean facility. From an equipment perspective, it's technologically up to date and with only 2,000 to 2,500 hours of usage. The plant is definitely smaller than our facility at Volga. It will be capable of crushing 12,000 bushels per day—a little more than 4 million bushels annually. That compares to Volga's plant, which has a sustained crush of 82,000-83,000 bushels each day or 28 million bushels annually. That smaller crushing capacity translates into slightly higher per-bushel production costs, but the mechanical press process results in a meal product with a higher fat content. It is also a solvent-free process, an essential component in producing for the organic markets. The smaller size and mechanical process allows us to change feedstocks much more easily than would be feasible in Volga.



SDSP's recently purchased processing plant east of Miller, SD, is expected to open this spring with a 4-million-bushel annual crushing capacity.

Once in operation, the Miller plant will be running around the clock and crushing commodity beans the majority of time. Eventually, depending on the market, SDSP expects to increase the number of GMO/organic runs. Prior to opening, we will be training a staff of 14 to 15 in addition to making some safety and mechanical improvements and upgrading the operating software.

Crush volume tops 28 million bushels

As we prepare for the opening of the Miller plant, we are celebrating a successful year. At Volga, SDSP's crush volume topped 28 million bushels in 2014. There have only been two other years in our 17-year history when we reached the 28-million-crush mark. What's remarkable and satisfying is that we reached that volume while putting up excellent quality products and battling last winter's very difficult weather conditions.

We attribute those good results to the many modifications we've made in the plant over the past few years. Modifications like putting in a new aspirator for bean cleaning and making adjustments to the extractor have increased throughput and efficiency. Our operations and engineering teams wanted to exceed the forecasted crush numbers for 2014 and do it while staying safe and producing a quality product. They succeeded and I am proud of their efforts.

HAZWOPER Training

An SDSP employee wearing personal protective equipment (PPE) was one of eight participating in a recent 40-hour HAZWOPER training session at the Volga plant. OSHA's Hazardous Waste Operations and Emergency Response (HAZWOPER) program is focused on protecting workers at hazardous sites. In this simulation, employees were trained on how to clean up a chemical spill. The course is designed for workers who are involved in clean-up operations, emergency response operations, and storage, disposal, or treatment of hazardous substances or uncontrolled hazardous waste sites. All eight employees received their certification.



SOUTH DAKOTA
SOYBEAN
PROCESSORS

100 Caspian Ave
PO Box 500
Volga, SD 57071

Check Meal Line Camera at *sdsbp.com*.

Raising the Flag





Steve Dahl, a maintenance technician and one of the original employees of SDSP, retired in January. Steve will certainly be remembered for his hard work and commitment to this company. Steve will also be remembered for something he did 13 years ago—something that is visible to anyone driving by the SDSP facility.

On Sept. 11, 2001, following the terrorist attacks, Steve approached Group Operations Manager John Prohaska with a suggestion. "He told me, 'We need to get a flag up on Big Bertha,'" recalls John. Agreeing, John purchased a flag, and Steve built a pole and had the flag flying on top of the large oil tank by the end of that day. "He then got an old halogen lamp and extension cords so that it was illuminated at night," says John. Steve's commitment didn't end there. According to John, over the course of the past 13 years, when the flag needed to be changed, Steve made sure it was retired properly with the American Legion.

We thank Steve for his years of service to SDSP and in making sure the flag flies proud atop Big Bertha.

Nominations Open for Board

Plans are underway for the 2015 SDSP Annual Meeting to be held in June. The meeting will include the election of one board member from each of the five districts. Any SDSP member interested in seeking nomination for the board can contact Amy Koisti at 605-627-6100 to request a nomination petition. Petitions must be returned to the SDSP office by March 15.

Anyone with questions about the election can contact a member of the nominating committee. They are: District 1—Kent Howell, 605-627-5668; District 2—Doyle Renaas, 605-586-4296; District 3—Lyle "Duff" Trautman, 507-368-9614; District 4—Gary Kruggel, 507-647-4247; and District 5—Paul Dummer, 605-364-7623. To view a map of SDSP's five districts, go to *www.sdsbp.com* and click on Board of Managers.